GMAC Mortgage
SERVICER COMPLIANCE STATEMENT (Item 1123)
GMAC Mortgage, LLC
LXS 07-15N
The undersigned, a duly authorized officer of GMAC Mortgage, LLC, as servicer (the "Servicer")
pursuant to the applicable servicing agreement, does hereby certify that:
1 . A review of the Servicer's activities during the period covered by the Issuing Entity's report on Form 10-K and of the Servicer's performance under the applicable servicing agreement has been made under my supervision.
2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout such period.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 17th day of
March 2008.
By: /s/ Anthony N. Renzi
Name: Anthony N. Renzi
Title: Executive Vice President

GMAC Mortgage, LLC
1100 Virginia Drive
Ft. Washington, PA 19034